EXHIBIT 12.1
Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2016 was as follows:

	For the Year Ended December 31, 2016
	(In Thousands)

Income before income tax expense	$112,257
Income tax expense	40,728
Net income	$71,529

Fixed charges:
Interest on borrowings	$96,360
Interest on deposits	26,899
One-third of rent expense	4,377
Total fixed charges	$127,636

Earnings (for ratio calculation)	$239,893

Ratio of earnings to fixed charges	1.88	x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2016 was as follows:

	For the Year Ended December 31, 2016
	(In Thousands)

Income before income tax expense	$112,257
Income tax expense	40,728
Net income	$71,529

Fixed charges:
Interest on borrowings	$96,360
One-third of rent expense	4,377
Total fixed charges	$100,737

Earnings (for ratio calculation)	$212,994

Ratio of earnings to fixed charges	2.11	x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.